Exhibit 99


            RF Monolithics, Inc. Announces Major Agreement
               between Its Aleier Subsidiary and MACTEC
                   Engineering and Consulting, Inc.

   Strategic Alliance to Provide Expansive M2M Facilities Management
                               Solution


    DALLAS--(BUSINESS WIRE)--March 8, 2007--RF Monolithics, Inc. (RFM) (Nasdaq:RFMI), announced today that its wholly owned subsidiary, Aleier, Inc., (Aleier) has entered into a Strategic Alliance Agreement with MACTEC Engineering and Consulting, Inc. (MACTEC), a wholly owned subsidiary of MACTEC, Inc., to offer integrated enterprise asset management (EAM) and engineered management systems (EMS) solutions with machine-to-machine (M2M) communications technology to the facilities management market.

    The Aleier / MACTEC integrated solution assists financial professionals, facilities management professionals and building engineers in managing major building assets based on a verifiable return on investment (ROI), thereby enabling sound financial and operational decisions that are measurable at the bottom line. Corporations derive significant value from the integrated solution from both companies' distinctive product functionality and capabilities. Two existing customer deployments have already been identified for this integrated solution.

    "RFM, along with its subsidiaries, is transforming itself into a comprehensive wireless solutions provider whose offerings enable the next generation of wireless sensor networks and global connectivity to billions of processes, devices, and machines commonly referred to as machine-to-machine (M2M) connectivity through the pervasive Internet. We believe this Strategic Alliance between Aleier and MACTEC is a significant opportunity in our transformation to address the emergent facilities and assets management markets. These markets provide a substantial opportunity for the Aleier / MACTEC integrated solution, which will allow customers to more effectively preserve their facilities investment, reduce on-going maintenance cost of asset ownership, and more efficiently communicate business operating conditions and data between people, devices, and systems. Aleier's alliance with a respected company like MACTEC should be beneficial to its continued expansion in this market," said David M. Kirk, RFM's President and Chief Executive Officer.

    With business and engineering roots back to 1946, MACTEC is a privately owned company, with revenues of over $500 million dollars, that provides a wide array of environmental, facilities operation and maintenance, and construction engineering consulting services to public and private clients across a broad range of industries. With 3,000 employees, engineers and specialists in over 50 scientific and engineering disciplines, MACTEC provides solutions and services to more than 7,000 global clients. MACTEC has many government agency clients, as well as commercial clients that include Fortune 500 companies such as: United Technologies, Olin Corporation, U.S. Navy, Lucent Technologies, Honeywell and Air Force Center for Environmental Excellence (AFCEE).

    In addition to the integrated solutions created by this strategic alliance, both companies will also offer their professional services as part of the alliance. Aleier will provide field asset inventory and tagging services, data acquisition and asset connectivity expertise, as well as innovative wireless sensor networking to enable condition-based maintenance. MACTEC will provide a broad range of facilities support services to include architectural & engineering design, construction management, outsourced facility maintenance & management services, and asset condition assessment survey services.

    About RFM

    RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM offers a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software - extending the Internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine's "2007 M2M 100," a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company's website at http://www.rfm.com.

    About Aleier

    With offices in Plano, Texas, Aleier has deployed Enterprise Asset Management software for over a decade in municipal, state, and federal government agencies and businesses for applications including maintenance management, fixed asset tracking, building automation and electronics control and monitoring. Aleier software provides customers the ability to utilize and manage the data they now have available, which can be collected via either a wired or wireless data collection infrastructure. Its architecture and features make it an ideal platform for developing asset management and optimization applications seen as a key opportunity within the pervasive Internet space. For more information regarding Aleier's products and services, please visit Aleier's web site at www.aleier.com.

    About MACTEC

    Headquartered in Atlanta, MACTEC is a leading consulting firm providing engineering, environmental and construction services to over 7,000 public and private clients worldwide. Operating with 90 US offices and 3,000 employees and specialists in over 50 disciplines, MACTEC is currently ranked 29th among Engineering News-Record's Top 500 Design firms, based on 2005 revenues. For more information on MACTEC, please visit the Company's website at www.mactec.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly owned subsidiaries (collectively, the "Company" or "we") involve risks and uncertainties. Statements containing terms such as "believe", "expect", "plan", "anticipate", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks of successfully marketing strategic solutions, risks related to the ability to integrate acquisitions and alliances as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of revenue or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

    All names are trademarks or registered trademarks of their respective manufacturers.


    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767
             bivings@rfm.com